UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934

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Ashford Hospitality Trust, Inc.

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May 4, 2011
To the stockholders of
ASHFORD HOSPITALITY TRUST, INC.:
     Recently you received the proxy statement for this year’s annual meeting of stockholders of Ashford Hospitality Trust, Inc. (the “Company”). The annual meeting is scheduled to be held on May 17, 2011.
     One of the stockholder proposals (Proposal 3) seeks shareholder approval of a new 2011 Stock Incentive Plan that will allow for the issuance of up to 5,750,000 shares of Company common stock. In the proxy statement, the Board of Directors unanimously recommends a vote FOR approval of the 2011 Stock Incentive Plan. The Board of Directors continues to strongly urge you to vote FOR the proposed stock incentive plan, based on the following:
•	Following April 2011 equity awards, only 76,839 shares remain available for issuance under the Company’s existing stock incentive plan, and the Board of Directors believes that an ongoing equity incentive plan is important to our continued success in attracting, motivating and retaining qualified directors, officers and employees with appropriate experience and ability, and to increase the grantee’s alignment of interest with stockholders.

•	The Board of Directors has approved the issuance of a special equity grant of 1,213,778 equity awards under the proposed 2011 Stock Incentive Plan as an acknowledgment of the significant efforts and achievements of certain executive officers and other employees who played a pivotal role in the Company’s acquisition of the Highland Hospitality portfolio, through a joint venture structure, in early 2011 and to reward such officers and employees for those extraordinary efforts and achievements. This transaction was highly complex and transformational for the Company involving 28 hotels acquired at an attractive $158,000 per key, which is significantly less than the $288,414 average price per key our peers are paying for similar assets during the period 2009 to the present.

•	The compensation committee has continually emphasized the important relationship between pay and performance and has effectively utilized the stock incentive plan to do so. We acknowledge that the use of equity grants by the Company may exceed the pace of equity grants by some of our peers; however, we would also point out that our total stockholder return, or TSR, also exceeds that of our peers. Based on information available from Bloomberg L.P., the Company’s one-year TSR exceeds most of our core peers and the Company’s three-year TSR exceeds all of our core peers as illustrated on Appendix A attached hereto.

In addition, the Company has outperformed the peer index, the S & P 500 and the RMZ on a trailing basis for the past 1, 2, 3, 4, 5, 6, and 7 years as illustrated in the charts discussed further below.

•	Glass Lewis & Co, an independent proxy advisory firm, has recommended a vote against the plan, based largely on the statement that “the Company has been granting equity awards at a brisk pace . . . .” However, Glass Lewis acknowledges (in its recommendation to vote in favor of an advisory vote on the Company’s executive compensation) that a primary component of executive compensation should be a link between pay and performance. Glass Lewis noted the following total shareholder returns (perhaps the most significant measure of company performance):

	1-year	3-Year	5-Year
AHT	35.2%	30.0%	6.2%
Russell 3000	12.2%	-0.1%	0.9%
Industry Peers	22.8%	3.7%	4.9%
Based on the significantly higher total shareholder returns achieved by the Company as compared to both the Russell 3000 peers and the industry peers identified by Glass Lewis, the Board of Directors feels confident that the pace of granting equity awards is fully justified and consistent with the goal of linking pay and performance, and as such, should not be used to justify a vote against the proposed equity plan.

Further, in its report, Glass Lewis concluded that their own extensive analysis reveals that (i) the likely average cost of the proposed plan is within one standard deviation of the average cost of similar programs; (ii) the equity compensation expense of the proposed plan is within one standard deviation of the average of similar programs; and (iii) the likely annual cost of the proposed plan to enterprise value is within one standard deviation of the average of the same metric for the Company’s peers.

Lastly, we believe the “Industry Peer” group used by Glass Lewis in their report is incomplete and contains companies that are not in the Company’s industry. As discussed further below, the TSR for the Company has greatly exceeded the more representative industry peer average on a trailing basis for the past 1, 2, 3,4, 5, 6 and 7 years.

•	ISS has also recommended a vote against the plan for two reasons:
i.	Shareholder value transfer of 30.7% vs. ISS recommended cap of 6.0%

ii.	3-year average burn-rate is 3.14% vs. ISS recommended cap of 2.02%
•	We believe there are several problems with the analysis done by ISS:
•	The ISS report inaccurately claims a 31% shareholder value transfer which we believe is grossly overstated.

•	Based on the Company’s calculations, the potential dilution, instead, is 7.6%, which is calculated by dividing the 5.75 million shares proposed in the 2011 Stock Incentive Plan by the approximate 76 million fully diluted shares currently outstanding. This is much closer to the ISS’ arbitrary 6.0% cap.

•	When using their burn rate analysis, ISS does not consider a sliding scale when converting full value awards into option equivalents. Instead, ISS takes the 200-day average volatility and applies the following table to that number to get a multiplier.
•	Ashford’s volatility was calculated to be over 52%, or just on the cusp of the next multiplier level of 1.5x. If the 1.5x multiplier is applied instead of the 2.0x multiplier, the adjusted burn-rate would be 2.36%, barely above the ISS cap of 2.02%. This inflexible tiered volatility / multiplier structure unfairly penalizes companies that are on the higher end of each range.

•	Though the ISS-calculated burn rate of 3.14% is slightly higher than the 2.02% ISS cap for real-estate Russell 3000 companies, it is below the 3.18% ISS cap for non-Russell 3000 real estate companies, even when using the ISS inflated volatility multiplier.
•	We believe ISS’s methodology discriminates against higher leveraged companies and discourages them from offering similar equity compensation packages for similarly-sized companies. In addition, we believe the ISS methodology discriminates against companies that outperform other companies since a universal cap level is used (regardless of total shareholder returns) instead of one that rewards management teams that consistently outperform their peers. Even

ISS points out the Company’s excellent TSR but fails to include it in its methodology in determining burn rate adjustments. ISS included the following total shareholder return analysis for the Company and its peers in its report:

	1-year	3-Year	5-Year
AHT	107.97%	15.24%	4.01%
Sector	26.61%	3.25%	2.87%
Russell 3000	14.75%	-4.08%	0.71%
Like Glass Lewis, we believe the “Sector” group used by ISS is not only incomplete, but not representative of the Company’s peers in the lodging industry. None of the “Sector” members used by ISS are in the lodging industry.

We believe ISS fails to give credit to management teams that buy, own and retain large percentages of common stock and, therefore, are more highly aligned with stockholders. The Company’s management team has the highest insider ownership percentage of any lodging REIT at 19%, with most lodging REITs at or below 4% ownership.

In addition, the Company’s management team has not sold a material amount of stock since the Company went public in August 2003, other than for tax payments or personal financial planning through a 10b5-1 trading plan. This clearly demonstrates management’s consistent alignment with long-term stockholders.

•	We believe it is likely that if the Company offered cash bonuses commensurate with and in lieu of the equity awards granted to management, ISS would support the Company’s compensation program. Therefore, we believe ISS’ recommendation is totally inconsistent with strongly aligning management with the stockholders’ interest.

•	In addition, we believe there are other factors that shareholders should strongly consider in determining to vote for the 2011 Stock Incentive Plan.

First, Ashford’s management team has consistently demonstrated an ability to create shareholder value, strong shareholder returns and outperformance in both earnings and asset performance:
•	Management’s interest rate hedges have created nearly $190 million of shareholder value;

•	Management dramatically reduced the Company’s share count during the economic downturn, taking advantage of the all-time low prices, while many of the Company’s peers issued equity and diluted their shareholders as shown in the chart below. Ironically, if the Company had issued equity like its peers, we believe the Company would have met the ISS requirements.
Source: Company filings
•	Management’s strategy to implement common stock repurchases created over $645 million of shareholder value, as shown in the chart below:
Source: Company filings

•	Management’s strategy to implement preferred stock repurchases created over $50 million in shareholder value, as shown in the chart below:
Source: Company filings

•	Ashford has continued to grow its AFFO per share, as shown in the chart below:
Source: Company filings
•	Ashford’s AFFO per share growth has outperformed its peers, as shown in the chart below:

•	Ashford has outperformed its peers in total shareholder returns, as shown in the chart below:
Source: Bloomberg
•	Ashford has outperformed the S&P 500 Index, as shown in the chart below:
Source: Bloomberg

•	Ashford has outperformed the RMZ Index, as shown in the chart below:
Source: Bloomberg

•	Ashford’s hotel EBITDA flow-throughs have consistently outperformed the peer average, as shown in the chart below:
Source: Company filings
•	Ashford’s change in hotel EBITDA margins outperforms the peer average, as shown in the chart below:
Source: Company filings.

     In summary, after giving careful consideration to the analyses of both Glass Lewis and ISS, and for the reasons stated above, the Board continues to unanimously support stockholder approval of the new stock incentive plan and strongly urges you to vote FOR the plan and to not follow the recommendations of Glass Lewis or ISS with respect to this proposal.
Sincerely,

Monty J. Bennett
President and Chief Executive Officer

Appendix A
Source: Bloomberg L.P.
Source: Bloomberg L.P.